Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Ste. 1600 Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

May 5, 2022

EVO Payments, Inc. Ten Glenlake Parkway South Tower, Suite 950 Atlanta, Georgia 30328

Ladies and Gentlemen,

We have acted as counsel to EVO Payments, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the offer and sale, from time to time pursuant to Rule 415 under the Securities Act, of the Corporation’s Class A common stock, par value $0.0001 per share (“Common Stock”).

We have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates, statements and representations of public officials and representatives of the Corporation.

Based on the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that any shares of Common Stock, when (i) the terms of their issuance and sale, and all related matters, have been duly authorized and established by all necessary corporate action and (ii) such shares of Common Stock have been duly delivered to the purchasers thereof upon the payment of the consideration therefor (which consideration is not less than the par value of the Common Stock), will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

EVO Payments, Inc.

May 5, 2022

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Corporation in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP